Exhibit 99.1

CONTACT

Robert R. Foley

Chief Operating Officer

(212) 297-1002

GRAMERCY CAPITAL CORP. ANNOUNCES MANAGEMENT CHANGE

— John B. Roche To Step Down as Chief Financial Officer—

New York, NY,  January 9, 2009 — Gramercy Capital Corp. (NYSE: GKK) today announced John B. Roche will leave the Company to pursue other interests.  He will step down from his post as Gramercy’s Chief Financial Officer after the Company files its Annual Report on Form 10-K for the year ended December 31, 2008, but no later than April 15, 2009.

Mr. Roche departs the Company after serving Gramercy in an advisory role during the American Financial Realty Trust merger, and then assuming the CFO position in April 2008 after the acquisition was consummated.

Roger M. Cozzi, Chief Executive Officer of Gramercy, stated, “John played a key role in the successful incorporation of American Financial Realty Trust with Gramercy, first as a consultant and then as CFO.  With his assistance and subsequent leadership, Gramercy was transformed into a combined debt and equity investment enterprise positioned to address the market challenges presented by the current economic climate.  With the initial phase of the post-merger integration largely complete, and as we move forward with our reconfigured, streamlined platform, we wish John the best of luck with his future endeavors.”

Company Profile

Gramercy Capital Corp. is an integrated commercial real estate finance and property investment company whose Gramercy Finance division focuses on the direct origination and acquisition of whole loans, subordinate interests in whole loans, mezzanine loans, preferred equity, CMBS and other real estate securities, and whose Gramercy Realty division targets commercial properties net leased primarily to financial institutions and affiliated users throughout the United States.  Gramercy is externally-managed by GKK Manager LLC, which is a majority-owned subsidiary of SL Green Realty Corp. (NYSE: SLG - News). Gramercy is headquartered in New York City, and has regional investment and portfolio management offices in Los Angeles, California, Jenkintown, Pennsylvania, and Charlotte, North Carolina. To review Gramercy’s latest news releases and other corporate documents, please visit the Company’s website at www.gramercycapitalcorp.com or contact Investor Relations at 212-297-1017.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial finance and real estate property markets, and the banking industry specifically, competitive market conditions, unanticipated administrative costs, general and local economic conditions, interest rates, capital and credit market conditions, bankruptcies and defaults of borrowers or tenants in the Company’s properties or properties securing the Company’s debt investments, difficulties encountered in integrating American Financial Realty Trust into the Company, compliance with financial covenants, management changes, and other factors, including those listed in our Annual Report on Form 10-K, which are beyond the Company’s control. The Company undertakes no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.